EXHIBIT   2.1

NOTICE OF ANNUAL GENERAL

AND SPECIAL MEETING OF SHAREHOLDERS

AND INFORMATION CIRCULAR

TO BE HELD ON

TUESDAY, JUNE 27, 2006

AT 2:30 P.M.

MINCO MINING & METALS CORPORATION

NOTICE OF ANNUAL GENERAL

AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General and Special Meeting of the Shareholders of Minco Mining & Metals Corporation (the "Company"), will be held at The Terminal City Club, The Walker Room, located at 837 West Hastings Street, Vancouver, B.C. V6C 1B6, on Tuesday, June 27, 2006 at 2:30 p.m., Vancouver time, for the following purposes:

1.

To receive the report of the Directors of the Company;

2.

To receive the Audited Financial Statements of the Company for the year ending December 31, 2005;

3.

To appoint Ernst & Young, LLP, Chartered Accountants, as the Auditor of the Company for the ensuing year and to authorize the Directors to fix the Auditor's remuneration;

4.

To fix the number of Directors of the Company at four (4);

5.

To elect Directors for the ensuing year;

6.

To approve by an ordinary resolution the grant of authority to the board of directors to reserve for issuance in excess of the Company’s issued and outstanding common shares to facilitate new acquisitions and financings during the ensuing year as more particularly described in the accompanying Information Circular;

7.

To approve by an ordinary resolution to ratify, approve and confirm the actions, deeds and conduct of the directors and officers taken on behalf of the Company since the Company’s incorporation;

8.

To transact such other business as may properly be brought before the Meeting and any and all adjournments thereof.

Accompanying this Notice are the Financial Statements as at December 31, 2005, together with the Report of the Auditor thereon, an Information Circular, and an Instrument of Proxy.

A Shareholder who is unable to attend the meeting in person is entitled to appoint a proxyholder to attend and vote in the Shareholder’s stead. If you cannot be personally present, please refer to the notes accompanying the Instrument of Proxy enclosed and then complete and deposit the Instrument of Proxy with Computershare Trust Company of Canada within the time set out in the notes, as set out below.

The Instrument of Proxy must be signed by the Shareholder or by the Shareholder’s attorney authorized in writing, or, if the Shareholder is a corporation, by an officer or director thereof as an authorized signatory.

The completed Instrument of Proxy must be deposited at the office of Computershaare Trust Company of Canada at least 48 hours before the time of the meeting (excluding Saturdays, Sundays and holidays), or any adjournment thereof.

The enclosed Instrument of Proxy is solicited by management but you may amend it, if you so desire, by striking out the names of the management proxyholders shown and inserting in the space provided the name of the person you wish to represent you at the meeting.

DATED at Vancouver, British Columbia, this 5th day of May, 2006.

BY ORDER OF THE BOARD

“"Ken Z. Cai"

President and

Chief Executive Officer